Exhibit 10.1

Execution Copy

iBASIS, INC.

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of September 24, 2004, 2004, is by and among iBASIS, INC., a Delaware corporation (the “Company”), and each of the investors listed on Schedule I hereto (each of the persons or entities listed on Schedule I, individually, a “Purchaser” and, collectively, the “Purchasers”).

WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, an aggregate of 15,000,000 shares (the “Shares”) of the authorized but unissued shares of the Company’s common stock, $0.001 par value per share (including any securities into which or for which such shares may be exchanged for, or converted into, pursuant to any stock dividend, stock split, stock combination, recapitalization, reclassification, reorganization or other similar event, the “Common Stock”), at an aggregate purchase price of $31,500,000, all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, simultaneously with entering into this Agreement, the Company and the Purchasers are entering into that certain Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”), pursuant to which the Company will assume obligations with respect to the registration of the Shares and the Warrant Shares (as defined below) on the terms set forth therein.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1              Definitions; Certain Rules of Construction.  As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this Agreement, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board” means the board of directors of the Company.

“business day” (whether such term is capitalized or not) means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Convertible Notes” means the Company’s 5¾% Convertible Subordinated Notes due 2005, 6¾% Convertible Subordinated Notes due 2009 and 8% Secured Convertible Notes due 2007.

“Environmental Protection Laws” means any law, statute or regulation enacted by any jurisdiction in connection with or relating to the protection or regulation of the environment, including,

without limitation, those laws, statutes and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of hazardous or toxic substances, and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person required to be aggregated with the Company or any Subsidiary of the Company under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Exchange Act Reports” means the Company’s reports filed with the SEC since December 31, 2003, pursuant to Section 13 of the Exchange Act.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means, as applied to any Person, all indebtedness for borrowed money, whether current or funded, or secured or unsecured.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected under applicable law, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances that do not materially detract from the value of the property or materially impair the operations of the Company, (c) those relating to Indebtedness incurred prior to the date hereof and any replacement thereof, or (d) those which have otherwise arisen in the ordinary course of business consistent with past practice.

“Majority Purchasers” means Purchasers holding, at any time, a majority of the outstanding Shares on such date.

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, properties, operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

“Margin Stock” is defined in Regulation U of the Board of Governors of the Federal Reserve System.

“Person” (whether or not capitalized) means an individual, entity, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Plan” means any employee benefit plan, program or arrangement, whether oral or written, maintained or contributed to by the Company, any Subsidiary of the Company or any ERISA Affiliate, or with respect to which the Company, any Subsidiary of the Company or any ERISA Affiliate may incur liability.

“Registration Statements” means the Company’s registration statements filed with the SEC since December 31, 2003, pursuant to the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor or substitute rule, law or provision.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the Exchange Act Reports and the Registration Statements.

“Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Senior Loan Agreement” means that certain credit agreement, as amended, restated or supplemented from time to time, by and among the Company, iBasis Global, Inc. and Silicon Valley Bank.

“Subsidiary” means with respect to any Person at any time, (a) any other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements as of such time, and (b) any other Person (i) which is, at such time, controlled by, or (ii) capital securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions), or other ownership interest of which ordinarily constituting a majority voting interest, are at such time, directly or indirectly, owned or controlled by, in the case of each of clauses (i) and (ii), such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.  Unless otherwise expressly provided, all references herein to “Subsidiary” means a Subsidiary of the Company.

“Transaction Documents” means, collectively, the Registration Rights Agreement and the Warrants.

“Transfer Agent Instruction Letter” means the letter, dated as of the Closing Date, from the Company to its transfer agent in the form attached hereto as Exhibit F.

“Warrant Shares” means the shares of Common Stock issued or issuable upon the exercise of the Warrants.

“in writing” means any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

The following table sets forth certain other defined terms and the section of this Agreement in which the meaning of each such term appears:

Section(s)
“Aggregate Purchase Price”	2.1
“Agreed Amount”	7.2(b)
“Agreement”	Preamble
“Claim Notice”	7.2(a)

Section(s)
“Claimed Amount”	7.2(a)
“Closing”	2.2
“Common Stock”	Preamble
“Company”	Preamble
“Indemnified Party”	7.2(b)
“Losses”	7.1
“Permits”	3.19(b)
“Purchase Price Per Share”	2.1
“Purchaser”	Preamble
“Purchaser Indemnitee”	7.1
“Registration Rights Agreement”	Preamble
“Response Notice”	7.2(b)
“Shares”	Preamble
“Warrant(s)”	2.3

2              Purchase and Sale of Shares.

2.1              Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from the Company, at the Closing, the number of Shares set forth opposite such Purchaser’s name on Schedule I hereto, at a purchase price equal to $2.10 per share (the “Purchase Price Per Share”). The aggregate purchase price payable by the Purchasers to the Company for all of the Shares shall be $31,500,000 (the “Aggregate Purchase Price”).

2.2              Closing. The closing of the transactions contemplated under this Agreement (the “Closing”) shall take place at 5:00 pm (Eastern Time) at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022-4689, on the Closing Date, or on such other date and at such time as may be agreed upon between the Purchasers, on the one hand, and the Company, on the other hand.  At the Closing, the Company shall deliver to each Purchaser a single stock certificate, registered in the name of such Purchaser, representing the number of Shares purchased by such Purchaser, against payment of the purchase price by wire transfer of immediately available funds to such account as the Company shall designate in writing, which stock certificate shall bear the legend set forth in Section 6.2(a).  The stock certificates delivered to the Purchasers and representing the Shares will be registered in the names and addresses of the Purchasers set forth on Schedule I hereto.

2.3              Issuance of Common Stock Purchase Warrants at Closing.  Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue to each Purchaser, at the Closing, a Common Stock Purchase Warrant, substantially in the form attached as Exhibit A hereto (each individually, a “Warrant” and, collectively with all Common Stock Purchase Warrants issued pursuant to this Section 2.3 to the other Purchasers, the “Warrants”), exercisable for the number of shares of Common Stock set forth opposite the name of such Purchaser under the heading “Number of Warrant Shares” on Schedule I hereto, at an exercise price equal to the Purchase Price Per Share.  No additional consideration shall be payable by any Purchaser in respect of the issuance by the Company of such Purchaser’s Warrant at the Closing.

3              Representations and Warranties of the Company.  In order to induce the Purchasers to enter into this Agreement and to purchase the Shares, the Company hereby makes the following representations and warranties as of the Closing Date, all of which shall survive the execution and delivery of this Agreement and the purchase of the Shares for a period ending on the third anniversary of the Closing Date, provided, that the representations and warranties made under Section 3.5 of this Agreement shall survive indefinitely:

3.1              Corporate Status.  The Company and each of its Subsidiaries (a) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (b) has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified and where the failure to be so qualified is reasonably likely to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is currently in violation of any of the provisions of its Certificate of Incorporation (or other charter document) or By-laws, each as amended to date.

3.2              Corporate Power and Authority.  All corporate action on the part of the Company, its officers and directors necessary for the authorization, execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein has been taken. When executed and delivered by the Company, this Agreement and each of the Transaction Documents shall constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. The Company has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents and to carry out and perform its obligations under their respective terms.

3.3              No Violation.  Neither the execution, delivery and performance by the Company this Agreement and the Transaction Documents nor compliance with the terms and provisions thereof (a) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, except as would not have a Material Adverse Effect, (b) will conflict or be inconsistent with or result in any breach of, any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or result in the acceleration of any material obligation of the Company, or (c) will violate any provision of the Certificate of Incorporation or by-laws of the Company, each as amended to date.

3.4              Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 170,000,000 shares of Common Stock, of which 45,648,703 shares are issued and outstanding, and 15,000,000 shares of undesignated preferred stock, $0.001 par value per share, none of which are issued and outstanding. As of the date hereof, (i) 6,790,624 shares of Common Stock were reserved for future issuance pursuant to outstanding options issued by the Company, (ii) 8,413,349 shares of Common Stock were reserved for future issuance pursuant to outstanding warrants issued by the Company and (iii) 35,840,119 shares of Common Stock were reserved for future issuance upon conversion of the Convertible Notes.  As of the date hereof, except as set forth above and for the exercise rights of the warrants and the conversion rights of the Convertible Notes, and except as set forth on Schedule 3.4 attached hereto, there are no other outstanding options, warrants, rights (including conversion or preemptive rights) or any agreement for the purchase or acquisition from the Company of any shares of the Company’s capital stock or voting agreements with respect to equity of the Company. All shares of the capital stock of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any other entity.  The sale of the Shares and the issuance of the Warrants under this Agreement, and the issuance of any Warrant Shares upon exercise of the Warrants in their current form, will not result in the Company being obligated to issue, sell or purchase, pursuant to any existing pre-emptive, anti-dilution, redemption or other right of third parties, shares of Common Stock or other securities to or from any Person (other than the Purchasers), and will not result in a right of any holder of convertible or contingent securities issued by the Company to adjust the exercise, conversion, exchange or reset price under such securities, including, in any such case, pursuant to any “poison pill” or shareholders rights plan.  None of the outstanding shares of capital stock of the Company were issued in violation of the Securities Act or any state securities laws.

3.5              Valid Issuance of the Shares. The Shares, the Warrants and the Warrant Shares have been duly authorized, and the Shares and the Warrant Shares, upon issuance pursuant to the terms hereof and the terms of the Warrants, respectively, (a) will be validly issued, fully paid and nonassessable, (b) will not be subject to any encumbrances, preemptive rights or any other similar contractual rights of the stockholders of the Company or any other Person, and (c) the applicable Purchaser (with respect to the Shares) and the applicable Holder (as defined in the Warrant) will obtain sole record ownership of such Shares and Warrant Shares (as applicable) and take good marketable title thereto, free and clear of any Liens (defined for purposes hereof without regard to the carve-outs set forth in clauses (a) through (d) of the definition of Lien), claims, charges, taxes, options or transfer restrictions of any kind which are imposed by the Company, or arise as a result of the Company’s action or omission, other than those explicitly set forth in this Agreement and in the Warrants. The Company has reserved from its duly authorized capital stock the number of shares of Common Stock issuable upon execution of this Agreement and upon exercise in full of the Warrants (assuming the Warrants vest in full).

3.6              Litigation.  Except as disclosed in the SEC Reports, no actions, suits or proceedings are pending or, to the Company’s knowledge, threatened that are reasonably likely to have (a) a Material Adverse Effect or (b) an adverse effect on the rights or remedies of the Purchasers or on the ability of the Company or its Subsidiaries to perform their respective obligations under this Agreement.

3.7              Approvals.  Except for any required filings and recordings which have been made and are in full force and effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Person or Governmental Authority, is required to authorize or is required in connection with (a) the execution, delivery and performance of this Agreement or the Transaction Documents or (b) the legality, validity, binding effect or enforceability of this Agreement or the Transaction Documents.  The execution and delivery by the Company of this Agreement and the Transaction Documents, the consummation of the transactions contemplated herein and therein, and the issuance of the Shares and the Warrants and, upon exercise of the Warrants, the Warrant Shares, do not require the consent or approval of the stockholders of the Company or any other Person.

3.8              Contracts.  All material agreements to which the Company is a party or to which the property or assets of the Company are subject are included as part of or specifically identified in the SEC Reports to the extent required by the rules and regulations of the SEC as in effect at the time of filing of such SEC Reports.  All such material agreements required to be filed as exhibits to the SEC Reports are legal, valid and binding obligations of the Company in accordance with their respective terms and, to the knowledge of the Company, the other parties thereto, except in any case as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

3.9              Conformity to Securities Act and Exchange Act; No Misstatement or Omission.  Each of the SEC Reports as of the date it was filed with the SEC in the case of filings under the Exchange Act or declared effective in the case of the Registration Statements, complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the respective rules and regulations of the SEC thereunder and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

3.10            Financial Statements; Indebtedness.

(a)           The financial statements and supporting schedules included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and in any Registration Statements or other SEC Reports, in each case filed with the SEC, are complete and correct in all material respects and present fairly the consolidated financial position of the Company and its Subsidiaries as of the dates specified and the consolidated results of their operations for the periods specified, in each case, in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved, except as indicated therein or in the notes thereto.

(b)           Except for Indebtedness reflected in the financial statements  and except as set forth in Schedule 3.10(b) attached hereto, the Company has no Indebtedness outstanding at the date hereof.  The Company is not in default with respect to any outstanding Indebtedness or any instrument relating thereto.

3.11            Margin Regulations.  Neither the sale of the Shares, nor the use of the proceeds thereof, will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

3.12            Investment Company Act.  The Company is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

3.13            Public Utility Holding Company Act.  The Company is not a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

3.14            No Material Adverse Changes.  Since June 30, 2004, (a) there has been no event which has had a Material Adverse Effect; (b) except as contemplated by this Agreement or described in the SEC Reports, there has been no transaction entered into by the Company or any of its Subsidiaries other than transactions in the ordinary course of business or transactions which would not, individually or in the aggregate, be material to the Company; (c) except as set forth on Schedule 3.14 attached hereto, there have not been any changes in the Company’s authorized capital or, other than the borrowings made by the Company under the Senior Loan Agreement described on Schedule 3.14, any material increases in the Indebtedness of the Company and its Subsidiaries taken as a whole; and (d) there has been no actual or, to the knowledge of the Company, threatened revocation of, or default under, any contract to which the Company or any of its Subsidiaries is a party, except as would not have a Material Adverse Effect.

3.15            Tax Returns and Payments.  Each of the Company and each of its Subsidiaries has filed all federal income tax returns and all other material domestic and foreign tax returns required to be filed by it and has paid all material taxes and assessments payable by it which have become due, except for those contested in good faith and adequately reserved against (in the good faith determination of the Company), all of which, to the extent outstanding on the Closing Date, have been disclosed by the Company in the SEC Reports.  Each of the Company and each of its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the Company) for the payment of, all material federal, state and foreign taxes that are not yet due and payable for all fiscal years, including the current fiscal year, to date.  No action, suit, proceeding, investigation, audit or claim is now pending or, to the knowledge of the Company or its Subsidiaries, threatened by any authority regarding any taxes relating to the Company or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect.  As of the Closing Date, neither the Company nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Company or any of its Subsidiaries.  No tax return of the Company or any of its Subsidiaries is or has been the subject of an audit or examination by any taxing authority, other than any such audit or examination which has been completed or closed.  Each of the Company and its Subsidiaries has withheld from each payment made to any of its past or present employees, officers and directors, and any other person, the amount of all material taxes and other deductions required to be withheld therefrom and paid the same to the proper taxing authority within the time required by law.

3.16            Subsidiaries.  As of the Closing Date, the Company has no directly held Subsidiary other than iBasis Global, Inc., iBasis Securities Corporation, Inc. and iBasis Speech Solutions, Inc., and such Subsidiaries have no Subsidiaries other than those listed on Schedule 3.16 attached hereto.  Each of the Company and the Subsidiaries has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien.  All such shares have been duly issued and are fully paid and nonassessable.  As of the Closing Date, the Company is not party to any joint venture or similar arrangement.

3.17            Properties.  The Company and each of its Subsidiaries have good and valid title to all material properties owned by them, including all such properties reflected in their balance sheets included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, free and clear of all Liens, other than as referred to in such balance sheet or in the notes thereto.

3.18            Labor Relations.  The Company and its Subsidiaries are not engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect.  No unfair labor practice complaint is pending against the Company or any of its Subsidiaries or, to the best of its knowledge, threatened against it or any of its Subsidiaries, before the National Labor Relations Board or similar foreign labor relations authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries, or, to the best of its knowledge, threatened against it or any of its Subsidiaries.  No strike, labor dispute, slowdown or stoppage is pending against the Company or any of its Subsidiaries or, to the best of its knowledge, threatened against the Company or any of it Subsidiaries.  To the knowledge of the Company, no union representation question exists with respect to the employees of the Company or any of its Subsidiaries and no union organizing activities are taking place.

3.19            Regulatory Matters.

(a)           Authorizations.  The Company holds all Federal Communications Commission (“FCC”), state public utility commission (“PUC”) and foreign regulatory authority permits, licenses, certificates, registrations and other similar authorizations necessary or appropriate for the conduct of its business (collectively, the “Authorizations”), the lack of which would, individually or in the aggregate, have a Material Adverse Effect.  The Company is in compliance with all such Authorizations and any material terms and conditions thereto except such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect.  Each Authorization which is material to the business of the Company is valid and in full force and effect, and the Company has not received notice from the FCC, any PUC, or any foreign regulatory authority of its intention to revoke, condition or fail to renew any such Authorization, which would, individually or in the aggregate, have a Material Adverse Effect.  To the knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination or result in any other material impairment of the Company’s rights under any of its Authorizations to the extent that such revocation, termination or impairment would have a Material Adverse Effect.

(b)           Compliance with Law.  The conduct of the Company’s business complies in all material respects with all applicable U.S., state and foreign laws (including, without limitation, the Communications Act of 1934, as amended, and the Communications Assistance for Law Enforcement Act), ordinances, rules, regulations, and orders (including, without limitation, those issued by the FCC, any PUC or any foreign regulatory authority), except where the failure to so comply would not have a Material Adverse Effect.

(c)           Litigation.  There is no outstanding adverse judgment, injunction, decree or order that has been issued by the FCC, any PUC or any foreign regulatory authority against the Company which would, individually or in the aggregate, have a Material Adverse Effect.  To the knowledge of the Company, there is no action, investigation or proceeding pending or threatened, by the FCC, any PUC or any foreign regulatory authority, against the Company or against any officer, director, employee or agent of the Company in any court or before any U.S., state or foreign governmental agency (including, without limitation, the FCC, any PUC or any foreign regulatory authority), which would, individually or in the aggregate, have a Material Adverse Effect, and, to the knowledge of the Company, no claim has been made that the Company currently violates any foreign, federal, state or local law, ordinance, rule or regulation to the extent such claim would have a Material Adverse Effect.

(d)           Approvals.  The execution, performance and delivery of this Agreement and the Transaction Documents, compliance by the Company with all the provisions thereof and the consummation by the Company of the transactions contemplated thereby will not (a) require any consent, approval, exemption, or authorization from, notice to, or filing with the FCC, any PUC or any foreign governmental authority, except as would not have a Material Adverse Effect, (b) violate or conflict with the Communications Act of 1934, as amended, or the rules or regulations of the FCC, any PUC or any foreign regulatory authority, except as would not have a Material Adverse Effect, or (c) cause any cancellation, termination, revocation, forfeiture or material impairment of any of the Authorizations, except as would not have a Material Adverse Effect.

3.20            Permits.

(a)           The Company and its Subsidiaries have all franchises, permits, licenses and any similar authority (the “Permits”) necessary for the conduct of their business as now being conducted by them, the lack of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.21            ERISA.  Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate maintains or contributes to any Plan other than those listed on Schedule 3.21 attached hereto.

(a)           Compliance with ERISA.  The Company and each ERISA Affiliate is in compliance with ERISA, except for such failures to comply that, in the aggregate for all such failures, would not reasonably be expected to have a Material Adverse Effect and no contributions required to be made by the Company or any ERISA Affiliate to any pension plan are overdue.

(b)           PBGC. No liability to the PBGC has been or is expected to be incurred by the Company or any ERISA Affiliate with respect to any pension plan that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  No circumstance exists that constitutes grounds under section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, any pension plan or trust created thereunder, nor has the PBGC instituted any such proceeding.

(c)           Multiemployer Plans.  Neither the Company nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any multiemployer plan except for such withdrawal liability that, in the aggregate of all such liabilities, would not reasonably be expected to have a Material Adverse Effect.  There have been no “reportable events” (as such term is defined in section 4043 of ERISA) with respect to any multiemployer plan that could result in the termination of such multiemployer plan and give rise to a liability of the Company or any ERISA Affiliate in respect thereof except for such “reportable events” that, in the aggregate for all such “reportable events,” would not reasonably be expected to have a Material Adverse Effect.

3.22            No Undisclosed Liabilities.  Except as disclosed, reflected or reserved against in the financial statements and supporting schedules included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and in any Registration Statements or other SEC Reports, there are no liabilities of the Company or any Subsidiary, other than liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2004 or which in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

3.23            Insurance.  The Company maintains insurance of the types and in the amounts that the Company reasonably believes is prudent and adequate for its business as currently conducted, all of which insurance is in full force and effect.

3.24            Accounts Receivable.  Except as disclosed on Schedule 3.24 attached hereto, the accounts and notes receivable of the Company and its Subsidiaries reflected on the balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and all accounts and notes receivable arising subsequent to December 31, 2003, (i) arose from bona fide sales transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms, (ii) to the knowledge of the Company and each Subsidiary, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (iii) to the knowledge of the Company and each Subsidiary, are not subject to any valid set-off or counterclaim, and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Company or any Subsidiary, other than bankruptcy proceedings.

3.25            Brokers.  Except as disclosed in Schedule 3.25 attached hereto, neither the Company nor any Subsidiary has any liability to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the transactions contemplated by this Agreement.

3.26            Leases.  Each of the Company and the Subsidiaries has complied with all material obligations under all leases to which it is a party as a lessee.  All leases relating to the leasehold estates of each of the Company and the Subsidiaries necessary in any material respect for the conduct of the business of such Person are, with respect to the Company, valid and enforceable, and, to the knowledge of the Company, are, valid and enforceable with respect to the lessor, and each of the Company and the Subsidiaries that is the lessee in respect thereof currently enjoys peaceful and undisturbed possession of the premises subject thereto.

3.27            Intellectual Property.  Each of the Company and the Subsidiaries owns, possesses or has the right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises and licenses, and rights with respect thereto, necessary for the present and currently planned future conduct of its business, without any known conflict with the rights of others, except for such failures to own, possess, or have the right to use, that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

3.28            Environmental Compliance.

(a)           Compliance.  Each of the Company and the Subsidiaries is in compliance with all Environmental Protection Laws in effect in each jurisdiction where it is currently doing business, except where the failure to so comply, in the aggregate for all such failures, would not reasonably be expected to have a Material Adverse Effect.

(b)           Liability.  Neither the Company nor any Subsidiary is subject to any liability under any Environmental Protection Law that, in the aggregate for all such liabilities, would reasonably be expected to have a Material Adverse Effect.

(c)           Notices.  Neither the Company nor any Subsidiary has received any

(i)  notice from any Governmental Authority by which any of its currently or previously owned or leased properties has been identified in any manner by any Governmental Authority as a hazardous substance disposal or removal site, “Super Fund” clean-up site, or candidate for removal or closure pursuant to any Environmental Protection Law,

(ii)  notice of any Lien arising under or in connection with any Environmental Protection Law that has attached to any revenues of, or to, any of its currently or previously owned or leased properties, or

(iii) communication, written or oral, from any Governmental Authority concerning any action or omission in connection with its currently or previously owned or leased properties resulting in the release of any hazardous substance resulting in any violation of any Environmental Protection Law, in each case where the effect of which, in the aggregate for all such notices and communications, would reasonably be expected to have a Material Adverse Effect.

3.29            Registration Rights.  Except as set forth on Schedule 3.29 attached hereto, the Company is not currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of the Company registered with the SEC or registered or qualified with any other governmental authority.

3.30            Transactions with Affiliates and Employees. Except as set forth in the SEC Reports or on Schedule 3.30 attached hereto, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company, is presently a party to any transaction or agreement with the Company (other than for services as employees, officers and directors) exceeding $60,000 in value, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.31            Internal Accounting Controls. Except as disclosed in the SEC Reports and as would not otherwise be reasonably expected to have a Material Adverse Effect, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.32            Securities Laws. Subject to the accuracy of the Purchasers’ representations and warranties set forth in Section 4 below and an Investor Questionnaire executed and delivered by each Purchaser to the Company, such Investor Questionnaire in the form attached hereto as Exhibit B, the offer, sale and issuance of the Shares, as provided in this Agreement, is and is intended to be (a) exempt from the registration requirements of the Securities Act pursuant to one or more of Sections 3(b) and 4(2) hereof and Regulation D promulgated thereunder, and (b) exempt from registration or qualification requirements of applicable state securities laws. Neither the Company nor anyone acting on its behalf has taken or hereafter will take any action that would cause the loss of such exemptions.

3.33            No Integrated Offering.  Neither the Company, nor any Affiliate of the Company, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Shares, the Warrants or any Warrant Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would cause the exemptions from SEC registration upon which the Company is relying for the offering or issuance of the Shares, the Warrants or any Warrant Shares pursuant to this Agreement to be unavailable, any applicable state securities laws or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any national securities exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company take any action or steps that would cause the offering or issuance of the Shares, the Warrants or any Warrant Shares pursuant to this Agreement to be integrated with other offerings.

4              Representations and Warranties of the Purchasers. Each Purchaser represents and warrants, severally (as to such Purchaser only) and not jointly, to the Company as follows:

4.1              Authorization. All action on the part of such Purchaser and, if applicable, its officers, directors, managers, members, shareholders and/or partners necessary for the authorization, execution, delivery and performance of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated herein and therein, has been taken. When executed and delivered, each of this Agreement and the Registration Rights Agreement will constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. Such Purchaser has all requisite power and authority to enter into each of this Agreement and the Registration Rights Agreement, and to carry out and perform its obligations under the terms of hereof and thereof.

4.2              Purchase Entirely for Own Account. Such Purchaser is acquiring the Shares and the Warrants for its own account for investment and not for resale or with a view to distribution thereof in violation of the Securities Act.

4.3              Investor Status; Etc. Such Purchaser certifies and represents to the Company that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring any of the Shares or the Warrants. Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.

4.4              Securities Not Registered. Such Purchaser understands that the Shares, the Warrant and any Warrant Shares issued thereunder have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Shares, the Warrants and any Warrant Shares issued thereunder must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.5              No Violation. Neither the execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement nor compliance with the terms and provisions hereof by such purchaser (a) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, except as would not have a material effect on such Purchaser; or (b) will violate any provision of the organizational documents of such Purchaser.

4.6              Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

4.7              Consents. All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective as of the date hereof.

4.8              Disclosure of Information. Such Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares and the Warrants. Such Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the Warrants and the business, properties, prospects and financial condition of the Company.

5              Conditions Precedent.

5.1              Conditions to the Obligation of the Purchasers to Consummate the Closing. The obligation of each Purchaser to consummate the Closing and to purchase and pay for the Shares is subject to the satisfaction of the following conditions precedent:

(a)           The representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the Closing Date. The Company shall have performed all obligations and conditions herein required to be performed or complied with by the Company on or prior to the Closing Date.

(b)           There shall have been no event or events which has occurred since the date hereof and taken individually or in the aggregate is reasonably likely to have a Material Adverse Effect.

(c)           No proceeding challenging this Agreement or the Transaction Documents, or the transactions contemplated hereby or thereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official or shall be pending against or involving the Company.

(d)           The sale of the Shares and the issuance of the Warrants to the Purchasers shall not be prohibited by any law, rule, governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of or with any other Person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

(e)           The Purchasers shall have received from Bingham McCutchen LLP, outside counsel to the Company, an opinion addressed to such Purchaser, dated the Closing Date and substantially in the form of Exhibit C hereto.

(f)            The Registration Rights Agreement shall have been executed and delivered to the Purchasers by the Company.

(g)           The Company shall have delivered to the Purchasers a certificate substantially in the form of Exhibit D hereto dated the Closing Date and signed by the secretary or another officer of the Company, certifying (i) that the copies of the Certificate of Incorporation, the By-Laws and resolutions of the Board approving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby attached thereto, are all true, complete and correct and remain in full force and effect as of such date, and (ii) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, the Transaction Documents and any other document delivered in connection herewith on behalf of the Company.

(h)           The Company shall have delivered to the Purchasers a certificate substantially in the form of Exhibit E hereto dated the Closing Date and signed by the Company’s chief financial officer, certifying that (i) the representations and warranties of the Company contained in Section 3 hereof are true and correct in all material respects on the Closing Date and (ii) the Company has performed and complied with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

(i)            Such Purchaser shall have received from the Company an original stock certificate evidencing the purchase of the Shares and an original Warrant, in each case for the number of shares of Common Stock and the number of Warrant Shares, respectively, set forth opposite such Purchaser’s name on Schedule I hereto, and bearing the legends required to be imprinted thereon pursuant to Section 6.2 hereof.

(j)            The Company shall have delivered to the Purchasers a certificate of good standing issued by the Secretary of State of the State of Delaware, and a certificate of qualification to do business by the Secretary of the Commonwealth of the Commonwealth of Massachusetts.

(k)           The Purchasers shall have received a copy of the duly executed Transfer Agent Instruction Letter in the form of Exhibit F hereto.

5.2              Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the Closing and to issue and sell the Shares to each Purchaser at the Closing is subject to the satisfaction of the following conditions precedent:

(a)           The representations and warranties of such Purchaser contained herein shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)           The Registration Rights Agreement shall have been executed and delivered by such Purchaser.

(c)           Such Purchaser shall have performed all obligations and conditions herein required to be performed or complied with by such Purchaser on or prior to the Closing Date, including but not limited to tendering its entire portion of the Aggregate Purchase Price.

(d)           No proceeding challenging this Agreement or the Transaction Documents, or the transactions contemplated hereby or thereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official or shall be pending against or involving such Purchaser.

(e)           The sale of the Shares and the issuance of the Warrants by the Company shall not be prohibited by any law, rule, governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other Person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

(f)            Such Purchaser shall have delivered to the Company each of a Form W-9 or Form W-8, as applicable, and a completed Investor Questionnaire in the form of Exhibit B hereto.

(g)           The Aggregate Purchase Price shall have been tendered to the Company in payment for the Shares hereunder.

6              Certain Covenants and Agreements.

6.1              Transfer of Securities. Each Purchaser agrees severally (as to itself only) and not jointly that it shall not sell, assign, pledge, transfer or otherwise dispose of or encumber any of the Shares, the Warrants or any Warrant Shares, except: (i) pursuant to an effective registration statement under the Securities Act; (ii) to an Affiliate (so long as such Affiliate agrees to be bound by the terms and provisions of this Agreement as if, and to the fullest extent as, such Purchaser); or (iii) pursuant to an available exemption from registration under the Securities Act (including sales permitted pursuant to Rule 144) and applicable state securities laws. Any transfer or purported transfer of the Shares in violation of this Section 6.1 shall be void. The Company shall not register any transfer of the Shares in violation of this Section 6.1. The Company may, and may instruct any transfer agent for the Company, to place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 6.1.

6.2              Legends.

(a)           To the extent applicable, each certificate or other document evidencing the Shares, the Warrants and any Warrant Shares shall be endorsed with the legend set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, REGISTRATION UNDER SAID ACT.”

(b)           The legend set forth in Section 6.2(a) shall be removed from the certificates evidencing the Shares, Warrants and any Warrant Shares, (i) following any sale of such Shares, Warrants or Warrant Shares pursuant to Rule 144 or any effective registration statement, or (ii) if such Shares, Warrants or Warrant Shares are eligible for sale under Rule 144(k) (and the holder of such Shares, Warrants or Warrant Shares has submitted a written request for removal of the legend indicating that the holder has complied with the applicable provisions of Rule 144), or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission) (and the holder of such Shares, Warrants or Warrant Shares has submitted a written request for removal of the legend indicating that the holder has complied with such judicial interpretation or pronouncement). Subject to receipt of appropriate certifications, the Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly upon the occurrence of any of the events in clauses (i), (ii) or (iii) above to effect the removal of the legend on certificates evidencing the Shares or any Warrant Shares and shall also cause its counsel to issue a “blanket” legal opinion to the Company’s transfer agent promptly after the effective date of any registration statement covering the resale of the Shares or any Warrant Shares (provided that there is an effective registration statement covering the resale of the Shares or any Warrant Shares, as the case may be), if required by the Company’s transfer agent, to allow sales without restriction pursuant to an effective registration statement. The Company agrees that at such time as such legend is no longer required under this Section 6.2(b), it will, no later than three (3) business days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a certificate representing the Shares or any Warrant Shares issued with a restrictive legend, deliver or cause to be delivered to such Purchaser a certificate representing such Shares or Warrant Shares that is free from all restrictive and other legends; provided that in the case of removal of the legend for reasons set forth in clause (ii) above, the holder of such Shares or Warrant Shares has submitted a written request for removal of the legend indicating that the holder has complied with the applicable provisions of Rule 144. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section 6.

6.3              Publicity. Except to the extent required by applicable laws, rules, regulations or stock exchange requirements, the Company, the Subsidiaries and their Affiliates shall not, without the written consent of the Majority Purchasers, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement.  Except to the extent required by applicable laws, rules, regulations or stock exchange requirements, the Purchasers and their Affiliates shall not, without the written consent of the Company make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement.  In no event will either (i) the Company, the Subsidiaries or any of their Affiliates or (ii) any Purchaser or any of its Affiliates make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement without consulting with the Company, on the one hand, and the Majority Purchasers, on the other hand, to the extent feasible, as to the content of such public announcement or press release.  Notwithstanding the foregoing, the parties agree that the Company shall issue a press release in the form of Exhibit G hereto promptly following the Closing.

6.4              Use of Proceeds. The Company covenants and agrees that the proceeds from the sale of the Shares shall be used by the Company for repayment or prepayment of indebtedness of the Company, working capital and general corporate purposes or any other purpose approved by the Board, including, without limitation, growth initiatives, capital expenditures and potential acquisitions.  The Company covenants and agrees that no part of the proceeds from the sale of the Shares will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  The Company further covenants and agrees that it will not use the proceeds from the sale of the Shares in such as manner as to subject the Company to regulation as an “investment company” under the Investment Company Act of 1940, as amended.

6.5              Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares or the issuance of the Warrants or any Warrant Shares to the Purchasers.

6.6              Reservation of Common Stock for Issuance; Listing of Shares.  The Company agrees to reserve from its duly authorized capital stock the total number of shares of Common Stock issuable upon execution of this Agreement and upon the exercise in full of the Warrants.  The Company agrees that at any time, if and when its shares of Common Stock are listed on NASDAQ or any other securities exchange, that it will use reasonable efforts to promptly list and qualify the Shares and any Warrant Shares for trading on NASDAQ or such other securities exchange.

6.7              Restrictions on Certain Stock Issuances or Registrations.  The Company agrees that if a Demand Request (as defined in the Registration Rights Agreement) is delivered on or prior to the thirty (30) day anniversary of the date hereof, the Company shall not (i) issue any shares of Common Stock that could be eligible for sale without restriction under the Securities Act prior to the effectiveness of the Demand Registration Statement (as defined in the Registration Rights Agreement), or (ii) grant any registration rights after the date hereof to any other Person that would entitle such Person to have the sale of securities held by such Person registered under the Securities Act by the Company under a registration statement that is declared effective prior to the effectiveness of the Demand Registration Statement, provided, that this Section 6.7 shall not be deemed to restrict the ability of the Company to issue shares of Common Stock upon the exercise or conversion of any options, warrants, convertible debt instruments or other contingent securities outstanding on the date hereof, or the ability of the Company to perform its obligations under the Existing Agreements (as defined in the Registration Rights Agreement).

7              Indemnification.

7.1              By the Company. The Company agrees to indemnify, defend and hold harmless each Purchaser and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (collectively, the “Purchaser Indemnitees”) to the fullest extent permitted by law from and against any and all claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and reasonable fees, disbursements and other charges of counsel) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in the Transaction Documents.

7.2              Limitations.

(a)           Time for Claims. No Indemnifying Party will be liable for any Losses hereunder arising out of a breach of representation or warranty unless a written claim for indemnification is given by the Indemnified Party to the Indemnifying Party on or prior to the third anniversary of the date on which a registration statement covering the resale of the Shares initially became effective.

(b)           Maximum Amount. Notwithstanding anything contained herein to the contrary, no Indemnifying Party will be liable for any Losses to any Purchaser Indemnitee hereunder in excess of the portion of the Aggregate Purchase Price actually paid by the related Purchaser, provided, that the foregoing limitation shall not apply in the case of Losses due to the bad faith, gross negligence or willful misconduct of any Indemnifying Party.

7.3              Applicability. Notwithstanding any term to the contrary in this Section 7, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

8              Miscellaneous Provisions.

8.1              Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

8.2              Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

8.3              Notices.

(a)           Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by postage prepaid first class mail, overnight courier or telecopy, or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.

(b)	All correspondence to the Company shall be addressed as follows:

iBasis, Inc.
20 Second Avenue
Burlington, MA 01803
Attention: Chief Financial Officer

with a copy to:

Johan V. Brigham

Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110

(c)           All correspondence to the Purchasers shall be addressed pursuant to the contact information set forth on Schedule I attached hereto.

(d)           Any entity may change the address to which correspondence to it is to be addressed by notification as provided for herein.

8.4              Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

8.5              Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

8.6              Governing Law. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of New York without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

8.7              Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.8              Assignment. The rights and obligations of any party hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of such party. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Each Purchaser may assign or transfer any or all of its rights under this Agreement to any Person provided that such assignee or transferee agrees in writing to be bound, with respect to the transferred Shares and Warrant Shares, by the provisions hereof that apply to such assigning or transferring Purchaser; whereupon such assignee or transferee shall be deemed to be a “Purchaser” for all purposes of this Agreement.

8.9              Survival. The respective representations and warranties given by the parties hereto shall survive the Closing Date and the consummation of the transactions contemplated herein for a period of time equal to the time for which indemnification may be sought hereunder, without regard to any investigation made by any party, provided that the representations and warranties made under Section 3.5 shall survive indefinitely. The respective covenants and agreements agreed to by a party hereto shall survive the Closing Date and the consummation of the transactions contemplated herein in accordance with their respective terms and conditions.

8.10            Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral, including but not limited to the various Term Sheets dated September [17], 2004 between the Company and the Purchasers.  The Company agrees that in the event it enters into any agreement or understanding with any Purchaser pursuant to which the Company grants such

Purchaser any rights or other terms relating to the purchase, holding or disposition of Shares, Warrant Shares or Warrants that are more favorable than those set forth herein or in the Transaction Documents, the Company shall also grant each other Purchaser such more favorable rights or other terms.

8.11            Amendments. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provisions of this Agreement shall be effective only if made or given in writing and signed by the Company and the Majority Purchasers, provided, that any amendment, supplement, modification or waiver that is materially and disproportionately adverse to any Purchaser(s), when compared to all other Purchasers, shall require the consent of such Purchaser(s).

8.12            No Third Party Rights. This Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person (including, without limitation, any stockholder or debt holder of the Company) other than the parties hereto, provided, that (a) the Investors (as defined in the Registration Rights Agreement) and the Holders (as defined in the Warrant) are entitled to all rights and benefits as third party beneficiaries of Sections 6.6 and 6.7 of this Agreement and (b) each of the Purchaser Indemnitees that are not Purchasers are entitled to all rights and benefits as third party beneficiaries of Article 7 of this Agreement.

8.13            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

[Signature pages follow.]

Each of the parties hereto has cause a counterpart of this Agreement to be duly executed and delivered as of the date first written above.

THE COMPANY:

iBASIS, INC.

By:	/s/ Ofer Gneezy
Name:	Ofer Gneezy
Title:	President and Chief Executive Officer

THE PURCHASERS:

THE IBS TURNAROUND FUND, L.P.

By its General Partner, IBS Capital Corp.

By:	/s/ David Taft
Title: President, IBS Capital Corp

THE IBS OPPORTUNITY FUND, LTD.

By:	/s/ David Taft
Title: Manager

YORK INVESTMENT LIMITED

By:	/s/ Adam J. Semler
Title: Chief Financial Officer of its Investment Manager

YORK CREDIT OPPORTUNITIES FUND, L.P.

By:	/s/ Adam J. Semler
Title: Chief Financial Officer of its General Partner

YORK CAPITAL MANAGEMENT, L.P.

By:	/s/ Adam J. Semler
Title: Chief Financial Officer of its General Partner

ELEVEN RINGS OPPORTUNITY FUND, LP

By:	/s/ Lindsay Leet
Title: Managing Member

NEW GENERATION LIMITED PARTNERSHIP

By:	/s/ George Putnamm III
Title:	President of its General Partner

NEW GENERATION TURNAROUND FUND (BERMUDA) LTD.

By:	/s/ George Putnamm III
Title:	President of its General Partner

PHOENIX PARTNERS, L.P.

By:	/s/ Joann McNiff
Title:	Authorized Agent

PHOENIX PARTNERS II, L.P.

By:	/s/ Joann McNiff
Title:	Authorized Agent

PHAETON INTERNATIONAL (BVI) LTD

By:	/s/ Joann McNiff
Title:	Authorized Agent

John C. Waterfall

By:	/s/ Joann McNiff
Title:	Attorney-in-Fact for John C. Waterfall

CROSSLINK CROSSOVER FUND IV, LP

By:	/s/ Michael J. Stark
Title:	Managing Member

DELTA GROWTH, L.P.

By:	/s/ Michael J. Stark
Title:	Managing Member

OFFSHORE CROSSLINK CROSSOVER FUND III

By:	/s/ Michael J. Stark
Title:	Managing Member

/s/ George W. Haywood
George W. Haywood

LOEB PARTNERS CORPORATION

By:	/s/ Robert Grubin
Title:	Vice President

MILLER FAMILY PARTNERSHIP I

By:	/s/ Lloyd Miller
Title:	Investment Advisor

MILLENNIUM PARTNERS L.P.

By:	/s/ Terry Feeney
Title:	Vice Chairman and Chief Operating Officer

GREYWOLF CAPITAL OVERSEAS FUND

By:	/s/ William Troy
Title:	Chief Operating Officer

GREYWOLF CAPITAL PARTNERS II LP

By:	/s/ William Troy
Title:	Chief Operating Officer

LC CAPITAL MASTER FUND, LTD.

By its Investment Advisor, Lampe, Conway & Co. LLC

By:	/s/ Steven G. Lampe
Title:	Managing Member

SINGER CHILDREN’S MANAGEMENT TRUST

By:	/s/ Gary Singer
Title:	Investment Advisor

Schedule I to Securities Purchase Agreement

Purchasers	Shares Purchased	Warrant Shares Purchased	25% of Warrant Shares Purchased
The IBS Turnaround Fund, L.P. 2 International Place, 24th Floor Boston, Massachusetts 02110 EIN: 93-1146657	1,120,000	168,000	42,000
The IBS Opportunity Fund, Ltd. Ellen Skelton Building, Fisher’s Estate Road Town, Tortola, British Virgin Islands	280,000	42,000	10,500
York Investment Limited c/o Euro-Dutch Trust Company (Bahamas) Limited Charlotte House, Charlotte Street Nassau, Bahamas	952,000	142,800	35,700
York Credit Opportunities Fund, L.P. 390 Park Avenue 15th Floor New York, New York 10022 EIN#: 13-4153848	300,000	45,000	11,250
York Capital Management, L.P. 390 Park Avenue, 15th Floor New York, New York 10022 EIN#: 13-3625276	248,000	37,200	9,300
Eleven Rings Opportunity Fund LP 2965 Woodside Road Woodside, CA 94062	250,000	37,500	9,375
New Generation Limited Partnership c/o New Generation Advisers, Inc. 225 Friend Street, Suite 801 Boston, Massachusetts 02114 EIN: 04-3077323	139,000	20,848	5,212
New Generation Turnaround Fund (Bermuda) Ltd. c/o Appleby Corporate Services (Bermuda) Ltd. Canon’s Court, 22 Victoria St. Hamilton HM EX, Bermuda Taxpayer ID: 98-0163822	461,000	69,148	17,287
Phoenix Partners, L.P. c/o Morgens Waterfall 600 Fifth Avenue New York, New York 10020 EIN#: 13-6272912	737,800	110,668	27,667

Purchasers	Shares Purchased	Warrant Shares Purchased	25% of Warrant Shares Purchased
Phoenix Partners II, L.P. c/o Morgens Waterfall 600 Fifth Avenue New York, New York 10020 EIN#: 84-1631449	240,500	36,072	9,018
Phaeton International (BVI) Ltd c/oBISYS Hedge Fund Services (BVI) Limited Bison Court, Road Town Tortola, British Virgin Islands	646,700	97,004	24,251
J.C. Waterfall One West 81st Street New York, New York SS# ###-##-####	375,000	56,248	14,062
Crosslink Crossover Fund IV, LP c/o Crosslink Capital Two Embarcadero Center Suite 2200 San Francisco, California 94111 EIN: 76-0737316	1,110,000	166,500	41,625
Delta Growth c/o Crosslink Capital Two Embarcadero Center Suite 2200 San Francisco, California 94111 EIN: 94-3228612	50,000	7,500	1,875
Offshore Crosslink Crossover Fund III c/o Crosslink Capital Two Embarcadero Center Suite 2200 San Francisco, California 94111 TIN: 98-0225068	90,000	13,500	3,375
George W. Haywood 81 Meredith Avenue Sag Harbor, New York 11963 SS#: ###-##-####	1,000,000	150,000	37,500
Loeb Partners Corporation 61 Broadway New York, New York 10006 EIN: 13-3114801	1,100,000	165,000	41,250
Miller Family Partnership I 1201 Peachtree Street, N.E. Atlanta, Georgia 30361	300,000	45,000	11,250
Millennium Partners L.P. Walkers, Walker House, Mary Street George Town, Grand Cayman, Cayman Islands EIN: 13-3521699	1,000,000	150,000	37,500

Purchasers	Shares Purchased	Warrant Shares Purchased	25% of Warrant Shares Purchased
Greywolf Capital Partners II LP 411 W. Putnam Ave., Suite 265 Greenwich, Connecticut 06830 EIN#: 54-2104239	585,000	87,748	21,937
Greywolf Capital Overseas Fund Queensgate House, South Church Street Georgetown, Grand Cayman, Cayman Islands	915,000	137,248	34,312
LC Capital Mater Fund, Ltd. Queensgate House, South Church Street Georgetown, Grand Cayman, Cayman Islands	2,100,000	315,000	78,750
Singer Children’s Management Trust c/o Romulus Holdings, Inc. 560 Sylvan Avenue Englewood Cliffs, New Jersey 07632 EIN#: 22-6765093	1,000,000	150,000	37,500

LIST OF EXHIBITS

Exhibit A:	Form of Warrant
Exhibit B:	Form of Investor Questionnaire
Exhibit C:	Form of Legal Opinion of Bingham McCutchen LLP
Exhibit D:	Form of Secretary’s Certificate
Exhibit E:	Form of Officer’s Certificate
Exhibit F:	Form of Transfer Agent Instructions
Exhibit G:	Form of Company Press Release